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Exhibit 5.1

April 26, 2002

interWAVE Communications International, Ltd.
312 Constitution Drive
Menlo Park, CA 94025
USA

  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about 26 April 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of recently authorized shares to be issued under the 1999 Employee Share Purchase Plan (as to 500,000 shares) (the "Plan" and the "Shares" as appropriate). As special legal counsel to the Company in connection with the registration of the Shares pursuant to the Plan, we have made such enquiries as we have deemed necessary for the purposes of this opinion.

        It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and not subject to further calls.

        We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement.

Very truly yours,
/s/ CONYERS DILL & PEARMAN

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  Exhibit 5.1